Exhibit 99.1

For Immediate Release

Builders FirstSource Appoints Chad Crow as President

and Chief Operating Officer

November 6, 2014 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced that its Board of Directors has appointed Chad Crow, currently Senior Vice President and Chief Financial Officer, to the position of President and Chief Operating Officer.

Commenting on the appointment, Floyd Sherman, Chief Executive Officer, said, “Over the past fifteen years, Chad has been an integral part of our management team. From our rapid growth in the early 2000’s, through our initial public offering in 2005, throughout the housing recession and to present day, Chad has been an invaluable member of our management team. He is well-respected across our organization and in the investment community. His financial background, operational knowledge and leadership style will help our company continue to flourish as a leader in the building products distribution space.”

Mr. Crow joined Builders FirstSource in 1999 as Assistant Controller and was promoted to Vice President & Controller in 2000. In 2009, Mr. Crow was promoted to Senior Vice President & Chief Financial Officer. Prior to joining Builders FirstSource, he served in various positions at Pier One Imports. Prior to Pier One, Mr. Crow spent five years at Price Waterhouse. Mr. Crow is a CPA and received his B.B.A. degree in accounting from Texas Tech University in 1990.

The company will conduct a search for a new Chief Financial Officer. Mr. Crow will also continue serving in that role until his replacement is found.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 55 distribution centers and 52 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

#    #    #

Contact:
Chad Crow	Marcie Hyder
President, COO and CFO	Vice President and Corporate Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3585	(214) 880-3551